EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made effective as of the February 19, 2025 (the “Execution Date”).

BETWEEN:

Savitr Tech OU, a corporation existing under the laws of Estonia, and having its head office located at J. Sütiste tee 19a-201, Mustamäe linnaosa, 13419 Tallinn, Harju maakond, ESTONIA (“Vendor” or the “Company”)

AND:

Nixxy, Inc., a company existing under the laws of the State of Nevada, USA, and having its registered office located at 123 Farmington Avenue, Suite 252, Bristol, CT 06010

(“Buyer” or “Nixxy”)

WHEREAS:

A.	Buyer is a public corporation trading on the NASDAQ under symbol: NIXX;

B.	Vendor is a private company specializing in telecommunications and software development, with a focus on billing systems, AI integration, wholesale long distance interconnections and sales; and is the owner of associated and intellectual property.

C.	Buyer wishes to acquire 100% of the assets related to billing and AI systems hereby referred to as “TKOS Systems.” Software includes: AI integration, wholesale long distance contracts and the accompanying interconnections in identified contracts and associated and intellectual property, as more particularly described in Schedule “A” attached hereto (collectively, the “Purchased Assets”) from the Vendor in consideration for the Cash and Stock Consideration (defined below) on the terms and conditions set forth in this agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and of the premises, covenants and agreements herein set forth, the Parties hereto covenant and agree each with the other as follows:

1.1	For the purposes of this Agreement, except as otherwise expressly provided herein:

(a)	all references in this Agreement to a designated article, section, subsection or Schedule is to the designated article, section or subsection of, or Schedule to, this Agreement;

(b)	the words “herein”, “hereof” and “hereunder”, and other words of similar import, refer to this Agreement as a whole and not to any particular article, section, subsection, or Schedule, unless indicated;

(c)	the singular of any term includes the plural and vice versa, and the use of any term is equally applicable to any gender and, where applicable, to a body corporate;

(d)	the word “or” is not exclusive and the word “including” is not limiting (whether or not non-limiting language such as “without limitation”, “but not limited to” or other words of similar import are used);

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(e)	all accounting terms not otherwise defined in this Agreement have the meanings assigned to them in accordance with IFRS, applied on a consistent basis with prior periods;

(f)	except as otherwise provided, any reference to a statute includes and is a reference to such statute and to the regulations made pursuant thereto with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which have the effect of supplementing or superseding such statute or such regulations;

(g)	where the phrase “to the best knowledge of” or phrases of similar import are used in this Agreement regarding statements of fact made by a person, it is intended to indicate that no information has come to the person’s attention which would give them actual knowledge of the existence or absence, as the case may be, of such facts, and except as expressly set out in this Agreement, the person has not undertaken any specific search to determine the existence or absence, as the case may be, of such facts;

(h)	the headings to the articles and sections of this Agreement are inserted for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(i)	any reference to a corporate entity includes and is also a reference to any corporate entity that is a successor to such entity; and

(j)	unless otherwise specifically noted, all references to currency in this Agreement are to United States dollars.

1.2	The following are the Schedules to this Agreement:

Schedule	Description
A	Purchased Assets

2.	CONSIDERATION

2.1	Upon and Subject to the terms of this Agreement, the Vendor agrees to sell, assign and transfer, free and clear of all Encumbrances, and the Buyer agrees to purchase, all of the Purchased Assets (the “Transaction”). For purposes of this Agreement, the term “Encumbrance” means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien or claim of lien (statutory or otherwise), easement, deemed or statutory trust, restrictive covenant, adverse claim, exception, reservation, right of occupation, any matter capable of registration against title, right of pre-emption, privilege or other encumbrance or third party right of any nature or any other arrangement or condition that, in substance, secures payment or performance of an obligation.

2.2	Subject to section 2.3 below as consideration and in exchange for 100% of the Purchased Assets, on the Closing Date (February 20, 2025), Buyer will pay:

(i)	Cash Consideration of $300,000 USD to the Vendor, inclusive of all applicable taxes upon close.

Wire Information

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[REDACTED]

(ii)	Securities for the amount of:

(A)	4.9% of the total issued and outstanding common shares of NIXXY Inc upon the achievement of a minimum of $250,000 in revenue generated by the assets in Schedule A; issued in the name of:

SAVITR TECH OU
J. Sütiste tee 19a-201, Mustamäe linnaosa,
13419 Tallinn, Harju maakond ESTONIA
Email: [REDACTED]

(B)	4.9% of the total issued and outstanding common shares of NIXXY Inc, within ninety (90) calendar days of the Closing of this agreement, provided that the monthly revenue run rate generated by the assets in Schedule A shall be not less than USD 5 million per month (the “Revenue Milestone”); issued in the name of Savitr Tech OU or assignee:

SAVITR TECH OU
J. Sütiste tee 19a-201, Mustamäe linnaosa,
13419 Tallinn, Harju maakond ESTONIA
Email: [REDACTED]

Should the assets not have achieved the Revenue Milestone at the end of ninety (90) calendar days from the Closing of this Agreement, the issuance under this section shall be deferred for an additional ninety (90) calendar days until such Revenue Milestone is achieved. If the Revenue Milestone has not been achieved within one hundred eighty (180) calendar days of the closing of this Agreement, the shares issuable under this Section 2.2(ii)(B) shall be reduced proportionately to reflect the average monthly revenue run rate during the time period from the Closing of this agreement and the one hundred eightieth (180th) calendar day of the Closing of this Agreement. For example and for clarity, if the average monthly revenue is USD 2.5 million over the first six months from the Closing, the shares issuable under this Section 2.2(ii)(B) shall be 2.45% (2.5 million/5 million * 4.9%) of the total issued and outstanding common shares of Nixxy.

2.3

Acknowledgements and Agreements of the Vendor. The Vendor acknowledges and agrees as follows with respect to the sale of the Purchased Assets and the receipt of the Cash Consideration pursuant to this Agreement:

(a)

Effective as at the Closing Time (i) Vendor shall be deemed to have sold, assigned and transferred the Purchased Assets to the Purchaser, and (ii) the Cash Consideration shall be paid to the Vendor as so directed.

2.4

Notwithstanding anything contained in this Agreement, Buyer does not assume and shall not be liable for any taxes under the Tax Act or any other amount whatsoever which may be or become payable by the Vendor, including, without limiting the generality of the foregoing, any taxes resulting from or arising as a consequence of the sale by the Vendor to Buyer of the Purchased Assets herein contemplated.

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3.	REPRESENTATIONS AND WARRANTIES OF BUYER

3.1	To induce the Vendor to enter into this Agreement and complete the Transaction, Buyer, with the knowledge and intent that the Vendor is relying on such representations and warranties in entering into this Agreement, hereby warrants and represents to the Vendor as follows:

(a)	Buyer has all requisite corporate power and authority to own its properties and assets and carry on its business as now being conducted;

(b)	Buyer has the full right, power, capacity and authority to enter into, execute and deliver this Agreement and to be bound by its terms;

(c)

the execution, delivery and performance of this Agreement and the matters contemplated herein have been duly authorized by all necessary corporate action and no other corporate proceedings are necessary to authorize this Agreement and the matters contemplated herein;

(d)

the consummation of this Agreement will not conflict with nor result in any breach of any agreement or other instrument whatever to which Buyer is a party or by which Buyer is bound or to which it may be subject;

(e)

no proceedings are pending for, and Buyer is unaware of any basis for, the institution of any proceedings leading to the placing of Buyer in bankruptcy or subject to any other laws governing the affairs of insolvent parties;

(f)	this Agreement, when delivered in accordance with the terms hereof, will constitute a valid and binding obligation enforceable against Buyer in accordance with its terms.

3.2	Buyer must promptly notify the Vendor, if at any time after Execution Date Buyer becomes aware that:

(a)	a representation or warranty provided by Buyer in section 3.1 above has ceased to be true; or

(b)

an act or event has occurred that would or might reasonably be expected to result in a representation or warranty provided by Buyer in section 3.1 above ceasing to be true if it were repeated immediately on the Closing Date, and must also provide the Vendor with details of that fact.

4.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF VENDOR

4.1	To induce Buyer to enter into this Agreement and complete the Transaction, The Vendor hereby represents and warrants to Buyer as follows and acknowledges that Buyer is relying on such representations and warranties in connection with entering into this Agreement:

(a)

this Agreement, when delivered in accordance with the terms hereof, will constitute a valid and binding obligation enforceable against Vendor in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies;

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(j)

there are no agreements that could restrict the sale and transfer of Purchased Assets, and no voting agreements, shareholders’ agreements, voting trusts, or other arrangements restricting or affecting the sale and transfer of the Purchased Assets to which Savitr Tech OU is a party;

(k)

no order prohibiting the sale of the Purchased Assets by Nixxy is currently in effect and to the best knowledge, information and belief of the directors of Savitr Tech OU, no proceedings for this purpose have been instituted, are pending, contemplated or threatened;

(l)	Savitr Tech OU is the legal and beneficial owner of the Purchased Assets and on Closing, the Buyer will acquire good and marketable title to such Purchased Assets free and clear of all Encumbrances;

(m)

Savitr Tech OU has good and marketable title to the Purchased Assets free and clear of any actual, pending or, to the best knowledge or belief of the directors of Savitr Tech OU, threatened Encumbrances;

(n)

Savitr Tech OU has not infringed or misappropriated, and the operation of the business as currently conducted does not infringe or misappropriate, any intellectual property rights of other persons or entities;

(o)

Savitr Tech OU has not granted or entered into any agreement, option, understanding or commitment or any Encumbrance of or disposal of the Purchased Assets or an interest therein or any right or privilege capable of becoming an agreement or option with respect to the Purchased Assets and will not do so prior to the Closing Date;

(p)

Savitr Tech OU has no guarantees, indemnities or contingent or indirect obligations with respect to the liabilities or obligations of any other person, including any obligation to service the debt of, or otherwise acquire an obligation of, another person or to supply funds to, or otherwise maintain any working capital or other balance sheet condition of, any other person that would restrict the sale and transfer of the Purchased Assets;

(q)

Savitr Tech OU is not a party to any investigation, prosecution, litigation, legal proceeding, arbitration, mediation or any other form of dispute resolution, and to the best of its knowledge no such proceedings are pending or threatened and there is no circumstance or fact that is likely to give rise to any such proceedings;

(r)

Savitr Tech OU does not have any specific information relating to the Purchased Assets which has not been disclosed to Buyer and which could reasonably be expected to have a Material Adverse Effect on the Transaction; and

(s)

Savitr Tech OU has not filed any petition seeking or acquiescing in any reorganization, arrangement, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, nor has any such petition been filed against Savitr Tech OU. No general assignment of property of Savitr Tech OU has been made for the benefit of creditors, and no receiver, liquidator or trustee has been applied for or appointed for Savitr Tech OU or any of its properties, including without limitation, the Purchased Assets.

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4.2	Savitr Tech OU must promptly notify Buyer if at any time after the Execution Date Savitr Tech OU becomes aware that:

(a)	a representation or warranty provided by Savitr Tech OU in section 4.1 above has ceased to be true; or

(b)

an act or event has occurred that would or might reasonably be expected to result in a representation or warranty provided by Savitr Tech OU in section 4.1 above ceasing to be true if it were repeated immediately on the Closing Date, and must also provide Buyer with details of that fact.

4.3	Savitr Tech OU hereby covenants and agrees with Buyer as follows:

(a)	Savitr Tech OU agrees to provide prompt and full disclosure to Buyer of any material information, change or event in the Purchased Assets prior to Closing;

(b)

Savitr Tech OU will use all reasonable efforts to satisfy each of the conditions precedent set out in this Agreement to be satisfied by it as soon as practical and in any event before the Closing Date, and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable that are commercially reasonable to permit the completion of the Transaction in accordance with the terms and conditions of this Agreement and applicable laws; and

(c)

from and after the date of execution of this Agreement by Savitr Tech OU until the termination of this Agreement, Savitr Tech OU will not, without the prior written consent of Buyer or except as otherwise permitted by this Agreement: (i) offer for sale or lease all or any portion of the Purchased Assets; (ii) solicit offers to buy all or any portion of the Purchased Assets; or (iii) enter into any agreement with any party (other than Buyer) with respect to the sale, assignment, or other disposition of any of the Purchased Assets and Savitr Tech OU will promptly communicate to Buyer the substance of any inquiry or proposal concerning any such transaction.

5.	CLOSING AND CLOSING DATE

5.1	The Closing of the Transaction will occur virtually on or before 5:00 p.m. EST on the day mutually agreed to by Buyer and Savitr Tech OU (the “Closing Date”), and in any event the Closing Date will be February 20, 2025 (the “Closing Deadline”), at which time the Transaction will be completed.

5.2	Notwithstanding the location of the Closing, each Party hereto agrees that the Closing may be completed on the Closing Date by exchange of documents between the legal counsels for the Parties.

6.	CLOSING CONDITIONS

6.1	The obligations of Buyer to carry out the terms of this Agreement and to complete the Transaction is subject to the satisfaction of, or compliance with, at or before the Closing, each of the following conditions precedents. completion of the Closing by Buyer will be deemed to mean a waiver of all conditions to Closing set out below:

(a)

this Agreement, the transaction documents and all other documents necessary or reasonably required to be executed and delivered by Savitr Tech OU in order to consummate the Transaction, all in form and substance reasonably satisfactory to Buyer, will have been executed and delivered to Buyer;

(b)

the Purchased Assets will not be subject to any cease trade order and no injunction or restraining order of any governmental body of competent jurisdiction will be in effect prohibiting the Transaction and no action or proceeding will have been instituted or be pending before any court or administrative tribunal to restrain or prohibit the Transaction;

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(c)

no claim will have been asserted or made that any person (other than Buyer or the Vendor) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any of the Purchased Assets, or all or any portion of the Cash Consideration;

(d)	no material adverse effect will have occurred with respect to the Purchased Assets; and

(e)	Buyer will have received from Savitr Tech OU and/or the Vendor the documents set out in section 7.1 below.

6.2	The conditions set forth in section 6.1 above are for the exclusive benefit of Buyer, unless satisfied or waived by Buyer in writing in whole or in part at any time on or before the Closing Deadline, this Agreement will be at an end and the Parties will be released from their obligations under this Agreement. All Parties hereto will use their best reasonable efforts to complete the conditions precedent set out in section 6.1 above.

7.	DELIVERIES ON CLOSING

7.1	On Closing, Buyer will deliver or cause to be delivered to Vendor the following documents:

(a)	A wire transfer in the amount of $300,000 USD payable to the Vendor evidencing the payment of the Cash Consideration in accordance with subsection 2.2(i) above;

(b)

Securities for the amount of 4.9% of the issued and outstanding securities of NIXXY INC according to the terms of subsection 2.2(ii)(A) above. Buyer will have five (5) business days from the satisfaction of the subsection 2.2(ii)(A) to provide DRS or DWAC issued in the name of:

SAVITR TECH OU

J. Sütiste tee 19a-201, Mustamäe linnaosa,

13419 Tallinn, Harju maakond ESTONIA

Email: [REDACTED]

(c)

Buyer will provide all legal opinions of tradability, corporate resolutions, directors’ resolutions and any accompanying and necessary documentation to the Buyer’s transfer agent for removal of any restrictive legend including Rule 144. Securities will have guaranteed piggyback rights of registration on the next subsequent form of securities registration for sale with the SEC either S-1, S-3 or similar filing.

7.2	On Closing, Vendor will deliver or cause to be delivered to Buyer all of the Purchased Assets.

7.3

The Parties’ obligations at Closing are interdependent and will take place simultaneously, as nearly as possible, unless otherwise agreed by the Vendor (on its own behalf and on behalf of the Vendor) and Buyer, except that Buyer may, in its sole discretion, waive any or all of the actions that the Vendor is required to perform under this Article 7.

7.4

If the Vendor fails to satisfy its obligations under this Article 7 in any material respect on the day and at the place and time for Closing then Buyer may give the Vendor a notice requiring the Vendor to satisfy those obligations within a period of 10 business days from the date of the notice and declaring time to be of the essence. If the Vendor fails to satisfy those obligations within those 5 business days Buyer may, without limitation to any other rights it may have, terminate this Agreement.

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7.5	If Buyer fails to satisfy its obligations under this Article 7 in any material respect on the day and at the place and time for Closing then Vendor may give Buyer a notice requiring Buyer to satisfy those obligations within a period of 5 business days from the date of the notice and declaring time to be of the essence. If Buyer fails to satisfy those obligations within those 5 business days Savitr Tech OU may, without limitation to any other rights it may have, terminate this Agreement.

8.	ADDITIONAL COVENANTS OF THE PARTIES

8.1	Confidentiality. Each of Buyer and Savitr Tech OU (the “Receiving Party”) shall keep confidential any confidential information, trade secrets or confidential financial or business documents (collectively the “Confidential Information”) received by it from the other Party (the “Disclosing Party”) concerning the Disclosing Party or its business and shall not disclose such Confidential Information to any third party; provided that any of such Confidential Information may be disclosed to the Receiving Party’s directors, officers, employees, representatives and professional advisors who need to know such Confidential Information in connection with the transactions contemplated hereby (provided the Receiving Party shall use its best efforts to ensure that such directors, officers, employees, representatives and professional advisors keep confidential such Confidential Information) and provided further that a Receiving Party will not be liable for disclosure of Confidential Information upon occurrence of one or more of the following events:

(a)	Confidential Information becoming generally known to the public other than through a breach of this Agreement;

(b)

Confidential Information being lawfully obtained by the Receiving Party from a third party or parties without breach of this Agreement by the Receiving Party, as shown by documentation sufficient to establish the third party as a source of Confidential Information;

(c)	Confidential Information being known to the Receiving Party prior to disclosure by the Disclosing Party or its affiliates, as shown by documentation sufficient to establish such knowledge; or

(d)	the Disclosing Party having provided their prior written approval for such disclosure by the Receiving Party.

Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order.

In the event this Agreement is terminated in accordance with the provisions hereof, the Receiving Party shall: (i) use its best efforts to ensure that all documents prepared or obtained in the course of its investigations of the Disclosing Party or its business and all copies thereof are either destroyed or returned to the Disclosing Party so as to insure that, so far as possible, any Confidential Information obtained during and as a result of such investigations by the directors, officers, employees, representatives and professional advisors of the Receiving Party is not disseminated beyond those individuals concerned with such investigations; and (ii) not directly or indirectly, use for its own purposes, any Confidential Information, discovered or acquired by the directors, officers, employees representatives and professional advisors of the Receiving Party as a result of the Disclosing Party making available to them those documents and assets relating to the business of the Disclosing Party.

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8.2	Notification.

(a)

Between the Execution Date and the Closing, each of the Parties hereto will: (i) promptly notify the other Parties in writing if any such Party becomes aware of any fact or condition that causes or constitutes a breach of any of the representations and warranties set forth herein; and (ii) promptly notify the other Parties of the occurrence of any breach of any covenant set forth herein or of the occurrence of any event that may make the satisfaction of any condition set forth herein impossible or unlikely.

(b)

No Party hereto may elect not to complete the transactions contemplated hereby pursuant to the conditions set forth herein, or exercise any termination right arising therefrom, unless forthwith, and in any event prior to the Closing, the Party intending to rely thereon has delivered a written notice to the other Parties specifying, in reasonable detail, all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the termination right.

9.	TERMINATION

9.1	This Agreement may be terminated at any time prior to the Closing by mutual agreement of Buyer and Savitr Tech OU. Unless otherwise agreed in writing by Buyer and Savitr Tech OU, this Agreement shall terminate without further notice or agreement in the event that:

(a)	any permanent injunction or other order of a governmental body preventing the consummation of the Transaction has become final and non-appealable; or

(b)	the Closing has not occurred by the Closing Deadline.

9.2	In the event of the termination of this Agreement as provided in section 9.1, this Agreement will be of no further force or effect, provided, however, that no termination of this Agreement will relieve any party hereto of liability for any breaches of this Agreement that are based on a wrongful refusal or failure to perform any of its respective obligations under this Agreement. Notwithstanding termination of this Agreement in accordance with this Article 9, the Parties agree that sections 8.1 and 8.2 will remain in effect for a period of one (1) year.

10.	GENERAL PROVISIONS

10.1	Entire Agreement. This Agreement, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties with respect to the subject matter hereof.

10.2	Announcements. None of the Parties will make any press release, public announcement or public statement about the transactions contemplated herein which has not been previously approved by Buyer and Savitr Tech OU, except that Buyer may make a press release or filing with a regulatory authority if counsel for Buyer advises that such press release or filing is necessary under applicable securities laws, provided that Buyer will provide Savitr Tech OU with the opportunity to review and provide comments prior to dissemination.

10.3	Time of Essence. Time is and will be of the essence of each and every provision of this Agreement.

10.4	Costs. Except as expressly provided herein, each Party will pay its own expenses in connection with the Transaction and will execute and deliver all such further documents and instruments, give all such further assurances, and do all such acts and things as the other Parties may, either before or after the Closing Date, reasonably require to carry out the full intent and meaning of this Agreement, but without payment of any consideration therefor. The cost of all regulatory filing fees will be borne by Buyer.

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10.5	Binding upon Execution by All Parties. This Agreement does not become effective and binding until it has been executed and delivered by Buyer and Savitr Tech OU.

10.6	Further Assurances. The Parties will execute and deliver all such further documents, do or cause to be done all such further acts and things, and give all such further assurances as may be necessary to give full effect to the provisions and intent of this Agreement.

10.7	Inurement. This Agreement will inure to the benefit of and be binding upon the Parties and each of their respective heirs, successors, liquidators, executors and administrators and permitted assigns.

10.8	Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of Savitr Tech OU and Buyer. Any purported assignment without such consent will be void.

10.9	Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

10.10	Severability. In the event that any provision of this Agreement is held unenforceable or invalid by a court of law, this Agreement will be read as if such unenforceable or invalid provision were removed.

10.11	Waiver. The Parties agree that:

(a)	a Party’s failure or delay to exercise a power or right does not operate as a waiver of that power or right;

(b)	the failure to exercise a power or right does not preclude either its exercise in the future or the exercise of any other power or right;

(c)	a waiver is not effective unless it is in writing; and

(d)	waiver of a power or right is effective only in respect of the specific instance to which it relates and for the specific purpose for which it is given.

10.12	Notice. Any notice under this Agreement will be given in writing and must be delivered by hand, e-mail or by fax to the parties at:

If to Vendor:

SAVITR TECH OU J. Sütiste tee 19a-201, Mustamäe linnaosa, 13419 Tallinn, Harju maakond ESTONIA Email: [REDACTED]

With a copy to:

Andres Gomez ℅ GBG Advisors Corp 333 SE 2ND AVE SUITE 2000 MIAMI, FL 33131, USA Email: [REDACTED]

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Owen Naccarato

c/o Naccarto & Associates

77 Eaglecreek, Irvine, CA 92618

Email: [REDACTED]

If to the Buyer:

NIXXY INC

123 Farmington Avenue, Suite 252, Bristol, CT 06010

EMAIL: [REDACTED]

With a copy to:

Scott C. Kline, Esq.

Kline Law Group

15615 Alton Parkway, Suite 450

Irvine, CA 92618

Email: [REDACTED]

or to such other addresses as may be given in writing by the Parties in the manner provided for in this paragraph.

If notice is sent by e-mail or facsimile transmission or is delivered, it will be deemed to have been given at the time of transmission or delivery. If notice is mailed, it will be deemed to have been received on the 5th Business Day following the date of mailing of the notice. If there is an interruption in normal mail service due to strike, labor unrest or other cause at or prior to the time a notice is mailed, the notice will be sent by e-mail or facsimile transmission or will be delivered.

10.13	Independent Legal Advice. Each of the Parties hereto acknowledges having obtained its own independent legal advice, and that this Agreement will be construed neither strictly for nor strictly against any party, irrespective of which party was responsible for drafting this Agreement.

10.14	Counterparts. This Agreement and any other writing delivered in connection herewith, may be executed in any number of counterparts with the same effect as if all Parties had signed the same documents, and all such counterparts and adopting instruments will be construed together and will constitute one and the same instrument. The execution of this Agreement and any other writing by any Party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the Parties hereto or thereto. This Agreement may also be executed and delivered by any Party by sending a faxed, e-mailed or other form of electronic communication capable of producing a printed copy to each of Buyer and Savitr Tech OU, which when so delivered will be considered for all purposes to be good delivery, as if it were an original signature of that Party.

10.15	Governing Law. This Agreement, the Transaction, and the rights, obligations and relations of the parties shall be governed by and construed in accordance with the laws of Nevada. The parties agree that the courts of Nevada shall have exclusive jurisdiction to entertain any action or other legal proceedings based on any provision of this Agreement, and each party irrevocably atoms to the jurisdiction of the courts of Nevada.

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11.

Post-Closing Transition Support. The Company agrees to provide reasonable technical support, operational integration assistance, and customer transition services for a period of 90 days following the Closing Date to ensure the smooth transfer and functionality of the Purchased Assets.

12.

Intellectual Property Ownership & No Third-Party Claims. The Company represents and warrants that it has full ownership of the Purchased Assets, including all associated intellectual property, and that no third-party claims, liens, encumbrances, licenses, or agreements exist that would limit Nixxy’s full use of the assets.

13.

Performance Warranty. The Company warrants that the Purchased Assets, including all software and systems, are in working order, free from material defects, and perform as intended at the time of Closing. The Company shall not be liable for future modifications or enhancements made by Buyer.

14.

Dispute Resolution. Any dispute, controversy, or claim arising out of or in connection with this Agreement shall first be settled through good faith negotiations between the Parties. If the dispute is not resolved within 30 days, it shall be submitted to binding arbitration in Nevada, conducted in accordance with the rules of the American Arbitration Association (AAA). The decision of the arbitrator(s) shall be final and binding on both Parties.

15.

Indemnification. The Company shall indemnify, defend, and hold harmless Nixxy, its affiliates, directors, officers, employees, and agents from and against any and all claims, liabilities, damages, losses, costs, and expenses (including reasonable legal fees) arising from:

(a)	Any breach of this Agreement by the Company;
(b)	Any third-party claims asserting rights to the Purchased Assets;
(c)	Any undisclosed encumbrances, liabilities, or obligations associated with the Purchased Assets prior to the Closing Date.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto as of the date first above written.

Savitr Tech OU

Per:
Name: Andres Gomez
Title: Legal Counsel and POA

Nixxy, Inc.

Per:
Name:
Title:

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SCHEDULE “A”

Asset Purchase Agreement between Savitr Tech OU and

Nixxy – February 19, 2025

The Purchased Assets Consist of the following:

Purchased Assets

1.	TKOS Systems (Software IP, Brand, and Totality of systems required to function)
2.	Billing systems and user and admin interfaces;
3.	Unified Communications as a Service (UCaaS)
4.	Contact Center as a Service (CCaaS) software code and LLMs;
5.	Wholesale long distance contracts to be transferred and the accompanying interconnections in identified contracts and associated and intellectual property.

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